Exhibit 10.12
December 3, 2010
Nancie G. Freitas
Vice President and Chief Marketing Officer
Constant Contact, Inc.
1601 Trapelo Road
Waltham, Massachusetts 02451

Re:     Retention Bonus
Dear Nancie:
     Constant Contact, Inc. (the “Company”) is pleased to offer you a retention bonus in the amount of $100,000.00 (the “Retention Amount”), on the terms and conditions described in this letter. Please confirm your agreement to the terms and conditions described in this letter by signing in the space provided below and returning a signed copy of this letter to the undersigned.
     1. Performance of Additional Duties. The Company’s offer to pay you the Retention Amount is conditioned upon your agreement to perform the additional duties and responsibilities described on Schedule 1 hereto until the date that is six months after the date on which the Company hires or formally designates a new, full-time Senior Vice President, Sales & Marketing (the “Payment Date”), provided, however, if the Company does not hire or formally designate a new, full-time Senior Vice President, Sales & Marketing on or prior to December 31, 2011, “Payment Date” shall mean December 31, 2011.
     2. Payment of Retention Amount. The Retention Amount will be paid in cash in a lump sum on the Payment Date, provided that you remain continuously employed with the Company through the Payment Date. Notwithstanding the foregoing, if, prior to the Payment Date, the Company terminates your employment, other than for Cause (as defined below), you will receive the full Retention Amount in your final paycheck, which will be issued in accordance with the Company’s ordinary payroll practices. If, prior to the Payment Date, your employment is terminated by the Company for Cause or by you for any reason, you will not be entitled to receive any portion of the Retention Amount. For the avoidance of doubt, this letter does not obligate the Company to commence or continue any search for, or hire or formally designate, a Senior Vice President, Sales & Marketing within any time period or at all, and the Company shall be free to delay, terminate or abandon its search, or refuse to hire or formally designate any candidate or all candidates, for any reason or no reason.
     3. Definition of Cause. As used in this letter, “Cause” means your willful misconduct or your material failure to perform your responsibilities to the Company (including, without limitation, any material failure by you to perform the duties and responsibilities described on Schedule 1 hereto or any breach by you of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Company and you or any of the Company’s written policies or procedures, including, but not limited to, the Company’s Code of Business Conduct
1601 Trapelo Road, Waltham MA 02451
Phone 781.472.8100 • www.constantcontact.com

Nancie G. Freitas
December 3, 2010

and Ethics and its written policies and procedures regarding sexual harassment, computer access and insider trading), as determined by the Company, which determination shall be conclusive. Your employment shall be considered to have been terminated for Cause if the Company determines, within 30 days after the termination of your employment, that termination for Cause was warranted.
     4. At-Will Employment. This letter shall not be construed as an agreement by the Company, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end your employment relationship for any or no reason, at any time, with or without notice. Similarly, nothing herein shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, nor does this letter represent all of the compensation payable to you for your services as an employee of the Company, which shall be determined under the Company’s personnel policies and any other written agreements you may have with the Company.
     5. Governing Law; Entire Agreement. This letter shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of law rules thereof. This letter constitutes the entire agreement and understanding between you and the Company regarding retention bonuses and supersedes all prior understandings and agreements, whether written or oral, regarding such subject matter.
     6. Expiration. This letter shall expire at such time as the Company shall have performed fully its obligations hereunder.
     Thank you for your continued contributions to the Company as we strive to deliver outstanding service to our customers and strong financial performance for our shareholders.

Sincerely,

/s/ Robert D. Nicoson
Robert D. Nicoson Vice President and Chief Human Resources Officer

ACCEPTED:	/s/ Nancie G. Freitas	DATE:	12/3/10

NAME:	Nancie G. Freitas

Schedule 1
Additional Duties and Responsibilities
•	Leads the Company’s go-to-market strategy, including, but not limited to, the integrated business planning (IBP) component, until the Company hires or formally designates and integrates a new Senior Vice President, Sales & Marketing

•	Takes an active leadership role as it relates to the shared responsibilities of Marketing and Global Market Development until the Company hires or formally designates and integrates a new Senior Vice President, Sales & Marketing

•	Actively participates in and support the recruitment and selection process for the new Senior Vice President, Sales & Marketing

•	Actively is involved and cooperates in the on-boarding and integration of the new Senior Vice President, Sales & Marketing

•	Demonstrates overall leadership and support of the Company’s combined Sales & Marketing organization both before and after the Company hires or formally designates and integrates a new Senior Vice President, Sales & Marketing